Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A of Mission First Capital, LLC (the “Company”) of our report dated July 2, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the financial statements of the Company for the period ended December 31, 2020.

We also consent to the reference of our firm under the caption “Interests of Named Experts and Counsel” in this Offering Statement.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

July 2, 2021